Exceed World, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Exceed World, Inc. (hereinafter referred to as "Exceed World", the "Company," "we," "our," "us" and similar terms unless the context indicates otherwise) and Force International Holdings Limited ("Force Holdings"), which was incorporated in Hong Kong with limited liability and its subsidiaries (collectively referred to as the “Force Holdings Group”, after giving effect to the transfer of the School TV’s stock from the Company to Force Internationale Limited (the "Deconsolidation"). The unaudited pro forma condensed combined financial information gives effect to the Deconsolidation based on the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the Deconsolidation had occurred on June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2017 is presented as if the Deconsolidation had occurred on October 1, 2016. The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

EXCEED WORLD, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	(A)	Less			Pro Forma
		Deconsolidation of	Pro Forma		Exceed World, Inc
	Exceed World, Inc	School TV Co., Ltd.	Adjustments		Consolidated
	June 30, 2018	June 30, 2018			June 30, 2018
	(Unaudited)	(Unaudited)			(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$13,773,034	$31,839		$-	$13,741,195
Marketable securities	186,083	-		-	186,083
Accounts receivable	1,107	1,107		-	-
Inventories, net	496,669	78,570		-	418,099
Prepaid expenses	1,086,339	1,122		-	1,085,217
Due from related parties	50,076	118,216	(E)	208,583	140,443
Other current assets	285,498	-		-	285,498

Total current assets	15,878,806	230,854		208,583	15,856,535

Prepaid expenses	347,806	-		-	347,806
Deferred income tax assets	271,027	-		-	271,027
Fixed assets, net	386,037	-		-	386,037
Intangible assets, net	3,050,098	633,656		-	2,416,442
Long-term receivable - related party	-	-	(D)	225,917	225,917

Total assets	$19,933,774	$864,510		$434,500	$19,503,764

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$903,240	$5,470		$-	$897,770
Due to related parties	775,042	247,696	(E)	208,583	735,929
Accrued expenses	55,639	6,794		-	48,845
Deferred income	3,102,770	807		-	3,101,963
Other payables	1,764,352	-		-	1,764,352
Current portion of capital lease obligations	9,535	-		-	9,535

Total current liabilities	6,610,578	260,767		208,583	6,558,394

Capital lease obligations, long-term portion	45,340	-		-	45,340
Long-term note payable	497,018	497,018		-	-
Long-term note payable – related party	-	225,917	(D)	225,917	-
Long term accrued interest	5,799	-		-	5,799
Long term deferred income	2,396	2,396		-	-

Total liabilities	7,161,131	986,098		434,500	6,609,533

Shareholders' equity (deficit)
Preferred stock	-	-		-	-
Common stock	3,270	4,262	(B)	4,262	3,270
Additional paid-in capital	149,598	2,330	(B)	(4,262)	143,383
			(C)	377
Accumulated earnings (deficit)	12,318,899	(128,798)	(C)	(377)	12,447,320
Accumulated other comprehensive income	300,876	618		-	300,258

Total shareholders' equity (deficit)	12,772,643	(121,588)		-	12,894,231

Total liabilities and shareholders' equity	19,933,774	864,510		434,500	19,503,764

(A) On September 26, 2018, the Company acquired 100 % of the shares of Force International Holdings Limited. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if this merger transaction had occurred on June 30, 2018.

(B) This adjustment reflects the merger reserve in relation to the disposal of School TV.

(C) This adjustment reflects the reversal of the merger reserve for the acquisition of School TV in merger transaction.

(D) This adjustment represents the loan from e-Learning Laboratory Co. Ltd. to School TV. Prior to the Deconsolidation, the loan was considered as intercompany balances and was eliminated in consolidation. Subsequent to the Deconsolidation, the loan is recorded as long term receivable due from School TV.

(E) This adjustments represents the loan from e-Communications Co. Ltd. to School TV amounted at JPY10,000,000 ($90,367) and the amount due from Exceed World amounted at $118,216. Prior to the Deconsolidation, these amounts were considered as intercompany balances and were eliminated in consolidation. Subsequent to the Deconsolidation, these amounts are recorded as balances with related parties.

EXCEED WORLD, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	(A)		Less			Pro Forma
			Deconsolidation of		Pro Forma	Exceed World, Inc
	Exceed World, Inc		School TV Co., Ltd.		Adjustments	Consolidated
	Year ended		Year ended			Year ended
	September 30, 2017		September 30, 2017			September 30, 2017
	(Unaudited)					(Unaudited)

Revenues	$36,860,282		$30,274		$-	$36,830,008

Cost of revenues	22,219,015		42,526		-	22,176,489

Gross profit (loss)	14,641,267		(12,252)		-	14,653,519

Operating expenses
Selling, general and administrative expenses	$10,841,436		$2,241		$-	$10,839,195

Total operating expenses	10,841,436		2,241		-	10,839,195

Profit (loss) from operations	3,799,831		(14,493)		-	3,814,324

Other income
Other income	158,856		-		1,871	160,727
Change in fair value of marketable securities	130,280		-		-	130,280
Gain on disposal of a subsidiary	56,363		-		-	56,363
Total other income	345,499		-		1,871	347,370

Other expenses
Interest expense	2,801		3,929		1,871	743
Total other expense	2,801		3,929		1,871	743

Income (loss) before taxes	4,142,529		(18,422)		-	4,160,951

Income tax expense	533,439		-		-	533,439

Net income (loss)	$3,609,090		$(18,422)		$-	$3,627,512

Other Comprehensive Income (loss)
Foreign currency translation adjustment	(1,152,687)		183		-	(1,152,870)

Total comprehensive Income (loss)	2,456,403		(18,239)		-	2,474,642

Basic and diluted net loss per common share	$0.11	$		$		$0.11

Weighted average number of common shares	32,700,000					32,700,000

(A) On September 26, 2018, the Company acquired 100% of the shares of Force International Holdings Limited. The unaudited proforma condensed combined statement of operations for the year ended September 30, 2017 is presented as if this merge transaction had occurred on October 1, 2016.